EXHIBIT 99.1

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424

Investor Relations:	Charles D. McLane, Jr.
Alcoa Inc.
212-836-2674

Alcoa to Acquire Fairchild Fasteners; Enhance Position as Aerospace Supplier of Choice

PITTSBURGH, July 17, 2002 — Alcoa Inc. (NYSE:AA) announced today that it has agreed to acquire the assets of Fairchild Fasteners, a leading supplier of aerospace fasteners, from The Fairchild Corporation (NYSE: FA) for $657 million in cash. Fairchild Fasteners is one of the world’s premiere manufacturers of precision fastening systems and components. Its products are used primarily in the construction and maintenance of commercial and military aircraft.

“This acquisition will allow us to offer a more extensive product-line of aerospace fasteners and will enhance our ability to serve our global customers, particularly in Europe,” said Alain Belda, Chairman and CEO of Alcoa. “The temporary downturn in aerospace created an excellent opportunity to expand into an important market for Alcoa, advancing our strategy of focusing on value-added products.”

Fairchild Fasteners will be combined with Huck, Alcoa’s current fastening systems business, to form Alcoa Fastening Systems (“AFS”). Fairchild is a leading supplier of fasteners to the aftermarket for repair and maintenance of aircraft, a segment in which Alcoa has not been a major participant. Through combined research and broader product offerings, AFS will have an enhanced ability to be a technology partner, offering solutions to Alcoa’s major aerospace customers.

Fairchild Fasteners reported revenues of $571 million and EBITDA of $77 million for the twelve months ending March 31, 2002. After adjustments for two small businesses in the segment that Alcoa is not purchasing, EBITDA during that same period was $80 million.

The new AFS business will have combined revenues of approximately $1 billion. Of that amount, 60% represents sales to the aerospace customers, 23% to commercial transportation, and 17% to automotive industries. Both Fairchild and Huck have unique proprietary products that are used in these applications.

It is estimated that the acquisition can yield $50 million before taxes in synergies over three years through increased use of shared services and deployment of the Alcoa Business System. In addition, $70 million of reductions in working capital is planned through improved productivity. The acquisition will be accretive to earnings by the end of the first full year despite current weakness in the aerospace markets. For reporting purposes, the results from these operations will be included in Alcoa’s Engineered Products segment.

The transaction is expected to close in the fourth quarter of 2002, subject to the completion of customary regulatory approvals and approval by The Fairchild Corporation shareholders. Shareholders controlling in excess of a majority of The Fairchild Corporation vote, have agreed to vote in favor of the transaction, which meets the shareholder vote condition. Alcoa will not assume the senior debt or the senior subordinated notes of The Fairchild Corporation as part of this transaction.

Fairchild Fasteners’ major customers include Airbus, Boeing, General Electric, Honeywell, Lockheed Martin, Northrop Grumman, UTC, Wesco, Pentacon, and the U.S. government. The company has 4600 employees and operates 15 primary manufacturing facilities in the United States, Europe, and Australia.

###

Certain statements relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risk that estimated cost savings from the Alcoa Business System will not be reflected in earnings and other risk factors summarized in Alcoa’s 2001 10-K report and other SEC reports.

2